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                                                                EXHIBIT 99



UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

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In re                                :
                                             Chapter 11 Case No.
                                             97-45133 (CB)
         JPS TEXTILE GROUP, INC.,    :

                        Debtor.      :
                                             Tax ID No.
555 N. Pleasantburg Drive, Suite 202 :       57-0868166
Greenville, SC  29607

                                     :
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             ORDER CONFIRMING AMENDED JOINT PLAN OF REORGANIZATION
                OF JPS TEXTILE GROUP, INC. AND JPS CAPITAL CORP.
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

     The Joint Plan of Reorganization of JPS Textile Group, Inc. and JPS Capital Corp. Under Chapter 11 of the Bankruptcy Code, dated August 1, 1997 (the "August Plan") having been jointly proposed by JPS Textile Group, Inc. ("JPS"), debtor and debtor in possession, and its wholly owned nondebtor subsidiary, JPS Capital Corp. ("JPS Capital," and together with JPS, the "Proponents"), and filed with this Court on August 1, 1997; and the Technical and Conforming Amendment to Joint Plan of Reorganization of JPS Textile Group, Inc. and JPS Capital Corp. Under Chapter 11 of the Bankruptcy Code, dated September 4, 1997 (the "Technical Amendment," and together with the August Plan,



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the "Plan" (1), amending the August Plan, having been jointly proposed by the
Proponents and filed with this Court on September 4, 1997; and the Certification by the Altman Group, Inc., Voting Agent, Acceptances of Joint Plan of Reorganization Pursuant to Fed. R. Bankr. P. 3018(b) and Local Bankruptcy Rule 3018-1(a) and two supplements thereto having been filed with the Court on August 1, 1997, August 19, 1997, and September 4, 1997, respectively; and the Court having entered an order on August 1, 1997 (the "Scheduling Order") fixing September 9, 1997, at 2:00 p.m. as the date and time of a hearing (the "Disclosure Statement Hearing") pursuant to sections 1125 and 1126(b) of title 11, United States Code (the "Bankruptcy Code") and Fed. R. Bankr. P. 3017 and 3018 to consider approval of the Disclosure Statement Pursuant to Sections 1125 and 1126(b) of the Bankruptcy Code, dated June 25, 1997 (the "Disclosure Statement"), the solicitation of votes by the Proponents pursuant thereto, and the forms of Ballots and Master Ballots used in connection therewith; and the Court having found the Disclosure Statement and the August Plan, or the form of the August Plan, to have been transmitted to all or substantially all creditors and equity interest holders of each class, and having approved the Disclosure Statement,

--------
(1.) Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to them in the Plan.

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the voting and tabulation procedures, and the forms of Ballots and Master
Ballots at the conclusion of the Disclosure Statement Hearing, all as more fully set forth in the order of this Court, dated September 9, 1997; and the Court having scheduled in the Scheduling Order the confirmation hearing pursuant to sections 1128 and 1129 of the Bankruptcy Code (the "Confirmation Hearing") to immediately follow the conclusion of the Disclosure Statement Hearing; and the affidavits of service of the notice of the Confirmation Hearing having been filed with the Court on August 8, 1997; and the Certificate of Service of Non-Voting Documents having been filed with the Court on August 19, 1997; and the affidavit of service of notice of the Technical Amendment having been filed with the Court on September 4, 1997; and the Affidavit of Kenneth L. Altman of Publication Notices having been filed with the Court on August 8, 1997; and the Affidavit of David H. Taylor in Support of Confirmation of the Amended Joint Plan of Reorganization of JPS Textile Group, Inc. and JPS Capital Corp. Under Chapter 11 of the Bankruptcy Code, sworn to on September 4, 1997 having been filed with the Court on September 4, 1997; and the Confirmation Hearing having been held on September 9, 1997; and the Court having considered the August Plan, the Technical Amendment, the Plan, and all objections thereto, if any; and the appearances of all

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interested parties having been noted in the record of the Confirmation Hearing;
and based on the August Plan, the Technical Amendment, the Plan, and the papers filed in support thereof, and upon the record of the Confirmation Hearing and all the evidence adduced and arguments of counsel made at the Confirmation Hearing; and after due deliberation and sufficient cause appearing therefor, the Court hereby FINDS, DETERMINES, AND CONCLUDES that:

Findings and Conclusions

         A. The findings and conclusions set forth herein constitute the Court's findings of fact and conclusions of law pursuant to Fed. R. Bankr. P. 7052, made applicable to this proceeding pursuant to Fed. R. Bankr. P. 9014.

         B. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

Jurisdiction and Venue

         C. This Court has jurisdiction over JPS's chapter 11 case and to confirm the Plan pursuant to 28 U.S.C. ss. 1334.

         D. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. ss. 157(b) and this Court has jurisdiction to enter a final order with respect thereto.

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         E. JPS is a proper debtor under section 109 of the Bankruptcy Code.

Notice

         F. All parties required to receive notice of the Technical Amendment and the Confirmation Hearing have received due, proper, timely, and adequate notice in accordance with the Scheduling Order, the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, and the Local Bankruptcy Rules, and have had an opportunity to appear and be heard with respect thereto. No other or further notice need be given.

Voting

         G. Votes to accept and reject the August Plan have been tabulated in good faith and in a manner consistent with the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure. The Amendment

         H. The August Plan, as modified by the Technical Amendment, constitutes the Plan.

         I. The Proponents have complied with section 1125 of the Bankruptcy Code with respect to the Technical Amendment and the Plan.

         J. The Technical Amendment does not change the treatment of the claim of any creditor or the interest of any equity interest holder.

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         K. Any holder of a claim or interest that has accepted or rejected the
August Plan is hereby deemed to have accepted or rejected the Plan.

The Plan Satisfies the Requirements
of the Bankruptcy Code

         L. The Plan complies with all applicable provisions of the Bankruptcy Code.

         M. The Plan designates and classifies claims and equity interests. The classification of claims and equity interests under the Plan complies with section 1122 of the Bankruptcy Code. Each claim and equity interest placed in a particular class pursuant to the Plan is substantially similar to the other claims or equity interests, as the case may be, in such class.

         N. The Plan specifies each class of claims or equity interests that is not impaired under the Plan.

         O. The Plan specifies the treatment of each class of claims or equity interests that is impaired under the Plan.

         P. The Plan provides the same treatment for each claim or equity interest of a particular class, unless the holder of a particular claim or equity interest agrees to a less favorable treatment of such particular claim or equity interest.

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         Q. The Plan provides adequate means for its implementation.

         R. The Plan provides for the inclusion in the charter of Reorganized JPS of a provision prohibiting the issuance of nonvoting equity securities, and providing, as to the class of securities possessing voting power, an appropriate distribution of such power among such class.

         S. The Plan contains only provisions that are consistent with the interests of creditors and equity interest holders and with public policy with respect to the manner of selection of officers and directors under the Plan and any successors to such officers and directors.

         T. The Proponents have complied with all applicable provisions of the Bankruptcy Code.

         U. The Plan has been proposed in good faith and not by any means forbidden by law. The Proponents and their officers and directors, the Unofficial Committee and its members, the agents and lenders under the Credit Agreement, and the representatives and advisors of each of the foregoing have acted in good faith in the negotiation and formulation of the Plan.

         V. The Plan is the product of arm's length negotiations among the Proponents, the Unofficial Committee, the agents and lenders under the Credit Agreement, and other parties in interest in JPS's chapter 11 case.

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         W. Any payment made or to be made by JPS, JPS Capital, or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with JPS's chapter 11 case, or in connection with the Plan and incident to JPS's chapter 11 case, has been approved by, or is subject to the approval of, the Court as reasonable.

         X. The identity, qualifications, and affiliations of the persons proposed to serve as directors (the "New JPS Directors") or officers (the "New JPS Officers") of Reorganized JPS as of the Effective Date have been fully disclosed, and the appointment to, or continuance in, such offices is consistent with the interests of creditors and equity interest holders and with public policy.

         Y. The persons proposed to serve as directors (the "New Capital Directors") or officers (the "New Capital Officers") of JPS Capital as of the Effective Date shall be selected by the New JPS Directors from among the New JPS Directors and New JPS Officers. The identity, qualifications, and affiliations of the persons proposed to serve as the New Capital Directors or New Capital Officers as of the Effective Date have been fully disclosed, and the appointment to, or continuance in, such offices is

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consistent with the interests of creditors and equity interest holders and with public policy.

         Z. The identity of any insider proposed to be employed or retained by Reorganized JPS as of the Effective Date and the nature of such insider's compensation have been fully disclosed.

         AA. No rate changes are provided for in the Plan that would require governmental regulatory commission approval.

         BB. With respect to each impaired class of claims or equity interests, each holder of a claim or equity interest has accepted the Plan or will receive or retain under the Plan on account of such claim or equity interest property of a value, as of the Effective Date, that is not less than the amount that such holder would so receive or retain if JPS were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date.

         CC. Each impaired class of claims has accepted, or is deemed to have accepted, the Plan.

         DD. Class 8 has accepted the Plan.

         EE. Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the Plan provides that with respect to a claim of a kind specified in section 507(a)(1) of the Bankruptcy Code, on the later of the Effective Date or the date on which such

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claim is allowed, the holder of such claim will receive on account of such claim cash equal to the allowed amount of such claim, except that such claims representing obligations incurred by JPS in the ordinary course of business, consistent with past practice, or assumed by JPS shall be paid in full or performed by JPS or Reorganized JPS in the ordinary course of business, consistent with past practice.

         FF. Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the Plan provides that with respect to a claim of a kind specified in section 507(a)(3), 507(a)(4), and 507(a)(6) of the Bankruptcy Code, on the later of the Effective Date or the date on which such claim is allowed, the holder of such claim will receive on account of such claim cash equal to the allowed amount of such claim.

         GG. Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the Plan provides that with respect to a claim of a kind specified in section 507(a)(8) of the Bankruptcy Code, (a) the holder of each such claim that is due and payable on or before the Effective Date will receive on account of such claim cash equal to the allowed amount of such claim, and (b) each such claim that is not due and payable on or before the Effective Date will survive confirmation of the Plan, remain unaffected thereby, and not be discharged.

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         HH. Classes 4, 5, and 8 are impaired under the Plan and have accepted the Plan in writing, determined without including any acceptance of the Plan by any insider.

         II. Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of JPS or Reorganized JPS.

         JJ. The Plan provides for the payment, on the Effective Date, of all fees payable under section 1930 of title 28, United States Code, as determined by the Court at the Confirmation Hearing.

         KK. The Plan provides for the continuation after the Effective Date of payment of all retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code, at the level established pursuant to subsection (e)(1)(B) or
(g) of section 1114 of the Bankruptcy Code, at any time prior to confirmation of the Plan, for the duration of the period JPS has obligated itself to provide such benefits.

         LL. All applicable requirements of section 1129(a) of the Bankruptcy Code, other than the requirement in subsection 1129(a)(8) that all impaired classes accept or be unimpaired under the Plan, have been met. The Proponents have requested the Bankruptcy Court confirm the Plan under Section 1129(b) notwithstanding such requirement.

         MM. Each holder of an equity interest in Class 9 or Class 10 shall not receive or retain any property under

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the Plan on account of such equity interest. Classes 9 and 10 are deemed to reject the Plan. The Plan does not discriminate unfairly against the holders of equity interests in such classes.

         NN. No holder of any equity interest that is junior to the equity interests in Class 9 or Class 10 will receive or retain any property under the Plan on account of such junior interest.

         OO. All applicable requirements of section 1129(b) of the Bankruptcy Code have been met.

             For all of the foregoing reasons, and after due deliberation, the Court ORDERS, ADJUDGES, AND DECREES THAT:

Confirmation of the Plan

         1. The Plan is confirmed. A copy of the confirmed Plan is attached as Exhibit "A" to this Order.

         2. Fed. R. Bankr. P. 7062 shall not apply to this Order.

         3. All objections, if any, to confirmation of the August Plan or to the Technical Amendment that have not been withdrawn prior to entry of this Order or are not cured by the relief granted herein, are overruled in all respects. All withdrawn objections, if any, are deemed withdrawn with prejudice.

         4. The issuance of the New Common Stock, the Contingent Notes, and the New Warrants pursuant to the Plan

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is exempt from the registration requirements of the Securities Act and relevant state securities laws under section 1145 of the Bankruptcy Code.

Discharge and Injunctions

         5. Except as otherwise provided herein or in the Plan, on the Effective Date:

                    a. The provisions of the Plan bind JPS, JPS Capital, any entity issuing securities under the Plan, any entity acquiring property under the Plan, and any creditor or equity interest holder of JPS, whether or not the claim or equity interest of such creditor or equity interest holder is impaired under the Plan and whether or not such creditor or equity interest holder has accepted the Plan;

                    b. All the property of JPS's estate and all property dealt with by the Plan is vested in Reorganized JPS, free and clear of all liens, claims, encumbrances, and interests of creditors and equity interest holders of JPS;

                    c. JPS is hereby discharged from any and all debts and claims that arose before the date and time of entry of this Order, including without limitation, any debt or claim of a kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not (i) a proof of claim based on such debt is filed or deemed filed under section 501 of the Bankruptcy Code, (ii) such claim is

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allowed under section 502 of the Bankruptcy Code, or (iii) the holder of such claim has accepted the Plan;

                    d. The rights and interests of all equity interest holders provided for by the Plan and all rights and interests under all employee equity and equity-based incentive plans for JPS and its subsidiaries in existence on the Petition Date (other than the Incentive Plan) are hereby terminated.

                    e. Any judgment at any time obtained, to the extent that such judgment is a determination of the personal liability of JPS with respect to any debt or claim discharged hereunder is hereby rendered null and void;

                    f. The commencement or continuation of an action, the employment of process, or an act to collect, recover, or offset any debt discharged hereunder as a personal liability of JPS, or from property of JPS, is hereby permanently enjoined, stayed, and restrained; and

                    g. All holders of Senior Indebtedness (as such term is defined in the 7% Subordinated Debenture Indenture) are hereby permanently enjoined, stayed, and restrained from enforcing or attempting toenforce any claimed contractual subordination rights with respect to the distributions under the Plan to the holders of allowed claims in Class 5.

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Retention of Jurisdiction

         6. The Court shall retain jurisdiction in accordance with Section VI.E of the Plan.

Executory Contracts and Unexpired Leases

         7. The assumption on the Effective Date of all executory contracts and unexpired leases, other than any executory contracts and unexpired leases which are identified on Exhibit L to the Plan or the subject of a motion to reject pending on the date of entry of this Order, is hereby approved in all respects.

         8. The rejection on the Effective Date of all executory contracts and unexpired leases identified on Exhibit L to the Plan is hereby approved in all respects.

         9. The assumption on the Effective Date of the employment, severance, and retention bonus agreements between JPS and Jerry E. Hunter, David H. Taylor, Monnie L. Broome, William Ellis Jackson, and L. Allen Ollis (collectively, the "Prepetition Management Agreements"), as amended, restated, and superseded by agreements, the forms of which are annexed to the Plan as Exhibits H1 through H5, respectively (the "New Management Agreements"), is hereby approved in all respects.

Benefit Plans

        10. The solicitation of votes to accept or reject the Plan is hereby deemed a solicitation of the holders of

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New Common Stock for approval of the Incentive Plan. Entry of this Order constitutes the approval of the Incentive Plan by the holders of New Common
Stock.

         11. As of the Effective Date, all employee equity or equity-based incentive plans for JPS or its subsidiaries in existence on the Petition Date (other than the Incentive Plan) are terminated.

Certain Claims

         12. Subject to consummation of the Plan, all claims in Class 2 (i) shall be allowed claims secured by valid and duly perfected, first priority security interests in all property of JPS described as securing such claims in the Credit Agreement or in any security agreement executed by the Debtor in connection therewith, and (ii) shall not be subject to any counterclaim, offset, recoupment or defense by JPS against the agents or lenders under the Credit Agreement.

         13. Claims arising in connection with the Prepetition Management Agreements shall be governed by, and completely satisfied in accordance with, the New Management Agreements.

         14. Except as otherwise provided herein, in the Plan, or other order of the Court, all objections to administrative expenses, claims, and equity interests shall be filed by JPS and served upon the holders thereof on or

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before 120 days after the Effective Date or 120 days after the administrative expense, claim, or equity interest is filed, whichever is later. Implementation

         15. JPS or Reorganized JPS, as the case may be, is hereby authorized and directed to take all actions necessary or appropriate to consummate the transactions contemplated by the Plan.

         16. The issuance of the Contingent Notes by JPS Capital and the New Common Stock and New Warrants by Reorganized JPS is hereby authorized without the need for any further corporate action.

         17. Each of the Proponents is hereby authorized and empowered to issue, execute, deliver, file, or record any document or instrument, including, without limitation, those securities referred to in Section II of the Plan, and any agreements, bylaws, or charters, whether or not specifically referred to in the Plan or any exhibit to the Plan, and to take any action necessary or appropriate to implement, effectuate, and consummate the Plan in accordance with its terms, all without further application to or order of this Court.

         18. JPS is hereby authorized and empowered to issue, execute, deliver, file, and record any and all documents, instruments, agreements (including without

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limitation, pledge agreements and security agreements), and guaranties, whether or not specifically referred to in the Plan or any exhibit to the Plan, and to take any action necessary or appropriate to obtain, implement, effectuate, and consummate the working capital facility contemplated by Section V.A. of the Plan, all without further application to or order of this Court.

         19. Each federal, state, and local governmental agency or department is hereby directed to accept any and all documents and instruments necessary and appropriate to consummate the Plan.

         20. Effective as of the Effective Date, the New JPS Directors and New JPS Officers are hereby deemed elected, and those directors and officers of JPS not continuing in office are hereby deemed removed therefrom. Compensation and Reimbursement

         21. On or before October 20, 1997, each professional and other entity requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330, 503(b), and 1103 of the Bankruptcy Code for services rendered up to the date and time of entry of this Order (including compensation requested pursuant to subsection 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code by any professional or other entity for making substantial contribution in JPS's chapter 11 case) shall file an

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application for final allowance of compensation and reimbursement of expenses with the Court (a "Final Fee Application"), with a copy to Chambers, together with proof of service thereof, and shall serve such application on JPS, counsel for JPS, the United States Trustee, counsel for the Unofficial Committee, and such other entities designated by the Federal Rules of Bankruptcy Procedure, the Local Bankruptcy Rules, and all other orders, rules, and guidelines applicable in this Court. Final Fee Applications shall show and reflect the application of any retainers received in connection with JPS's chapter 11 case.

         22. A hearing shall be held before the Court at 10:00 a.m. on November 17, 1997, or as soon thereafter as counsel may be heard (the "Final Fee Hearing"), to consider all Final Fee Applications. Notice of the Final Fee Hearing shall be given by JPS on or before October 27, 1997 in accordance with the Federal Rules of Bankruptcy Procedure, Local Bankruptcy Rules, and other orders and guidelines applicable in this Court. Objections, if any, to any Final Fee Application shall be filed with the Court, with a copy to Chambers, together with proof of service thereof, and served upon JPS, counsel for JPS, the United States Trustee, counsel for the Unofficial Committee and each party identified in the Final Fee Hearing notice, so as to be received not later than 5:00 p.m. on November 12, 1997.

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         23. Except as otherwise set forth herein or in the Plan,
administrative expenses incurred by JPS or Reorganized JPS after the date and time of entry of this Order, including without limitation, claims for professional fees and expenses, shall not be subject to application and may be paid by JPS or Reorganized JPS, as the case may be, in the ordinary course of business and without further order or approval of the Court. Any unresolved dispute as to professional compensation and reimbursement of expenses shall be submitted to, and determined by, this Court. Notice of Entry

         24. On or before ten (10) days after entry of this Order, JPS shall
(a) serve by hand delivery, first class mail, or reputable overnight delivery service, a notice of the entry of this Order, in substantially the form annexed hereto as Exhibit "B" (the "Confirmation Notice") to each of the following at their respective addresses last known to JPS: (i) the Office of the United States Trustee, (ii) attorneys for the Unofficial Committee, (iii) attorneys for Citibank, N.A., as agent under the Credit Agreement, (iv) each of the financial institutions party to the Credit Agreement, (v) the Indenture Trustees, (vi) attorneys for the Indenture Trustees, (vii) Odyssey Investors, Inc., (viii) all parties that have filed requests for notices in JPS's chapter 11 case pursuant to Fed. R. Bankr. P. 2002,

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(ix) the Internal Revenue Service, (x) state and local taxing authorities having jurisdiction over JPS, (xi) the Securities and Exchange Commission,
(xii) the Pension Benefit Guaranty Corporation, (xiii) all parties having filed a proof of claim in JPS's chapter 11 case, (xiv) participants in the employee equity or equity-based incentive plans that are terminated on the Effective Date, (xv) all other known holders of claims reflected on the lists and schedules filed by JPS pursuant to Fed. R. Bankr. 1007; and (xvi) all professionals retained in the chapter 11 case; and (b) publish the Confirmation Notice once in each of The Wall Street Journal (National Edition) and the Greenville News. Such service and publication shall constitute good and sufficient notice pursuant to Fed. R. Bankr. P. 2002(f)(7) and 2002(i)-(l) of the confirmation of the Plan and the entry of this Order, and no other or further notice need be given.

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Efficacy of Plan

         25. The failure to specifically include any particular provision of the Plan in this Order shall not diminish or impair the efficacy of such provision, it being understood the intent of this Court that the Plan be confirmed and approved in its entirety.


Dated: New York, New York
       September 9, 1997
       at __:__ __.m.

                                                 /s/ Cornelius Blackshear
                                                 ------------------------------
                                                 United States Bankruptcy Judge

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